Exhibit 99.B(n)(2)

SCHEDULE A
TO THE
SEI INSTITUTIONAL MANAGED TRUST
AMENDED AND RESTATED
RULE 18f-3
MULTIPLE CLASS PLAN (THE “PLAN”)
DATED JANUARY 28, 2015, as amended on JUNE 22, 2015, MARCH 28, 2016 and JUNE 21, 2016

Large Cap Fund

Large Cap Value Fund

Large Cap Growth Fund

Tax-Managed Large Cap Fund

S&P 500 Index Fund

Small Cap Fund

Small Cap Value Fund

Small Cap Growth Fund

Tax-Managed Small/Mid Cap Fund

Mid-Cap Fund

U.S. Managed Volatility Fund

Global Managed Volatility Fund

Tax-Managed Managed Volatility Fund

Real Estate Fund

Enhanced Income Fund

Core Fixed Income Fund

U.S. Fixed Income Fund

High Yield Bond Fund

Real Return Fund

Dynamic Asset Allocation Fund

Multi-Strategy Alternative Fund

Long/Short Alternative Fund

Multi-Asset Accumulation Fund

Multi-Asset Income Fund

Multi-Asset Inflation Managed Fund

Multi-Asset Capital Stability Fund

Conservative Income Fund

Tax-Free Conservative Income Fund

Tax-Managed International Managed Volatility Fund